PURCHASE OPTION AGREEMENT

                  This PURCHASE OPTION AGREEMENT (this "AGREEMENT") is made as of August 3, 2007, by and among John Pappajohn ("JP"), Derace L. Schaffer ("DLS"), Matthew P. Kinley (together with his heirs, successors, or assigns, as applicable "MPK", Edward B. Berger ("EBB") and Wayne A. Schellhammer ("WAS") together with JP, DLS, MPK, and EBB, collectively referred to as the "SELLERS" and individually as a "SELLER") and Riverview Group LLC, a Delaware limited liability company (together with any designated affiliate as provided in Section 10 below, the "BUYER").

                  WHEREAS, Seller is the beneficial and record owners of the number of shares (the "COMMON SHARES") of the common stock, $0.0001 par value, of Healthcare Acquisition Corp, a Delaware corporation ("HAQ"), set forth opposite his name on SCHEDULE A hereto and which shares were acquired prior to the initial public offering of HAQ (the "IPO");

                  WHEREAS, in connection with the IPO each Seller was required to escrow the Common Shares pursuant to that certain Stock Escrow Agreement (the "ESCROW AGREEMENT"), dated as of July 2005, among the Seller, certain other stockholders of HAQ and Continental Stock Transfer & Trust Company;

                  WHEREAS, HAQ is a party to an Agreement and Plan of Merger, dated as of January 19, 2007 (the "MERGER AGREEMENT"), with PharmAthene, Inc., a Delaware corporation ("PHARMATHENE"), HAQ's wholly-owned subsidiary, PAI Acquisition Corp., also a Delaware corporation ("MERGER SUB"), pursuant to which it is contemplated that Merger Sub will merge (the "MERGER") with and into PharmAthene as a result of which, among other things, PharmAthene shall become a wholly-owned subsidiary of HAQ;

                  WHEREAS, consummation of the Merger is subject to, among other things, (1) the approval of the proposal approving the Merger ("MERGER PROPOSAL") set forth in HAQ's definitive proxy statement dated July 13, 2007 (the "HAQ PROXY") by the affirmative vote of a majority of the shares of HAQ's common stock issued in its initial public offering (the "IPO") voting on such proposal at the Special Meeting of Stockholders of HAQ scheduled to take place on August 2, 2007 (the "SPECIAL MEETING"); and (2) less than 20% of the shares of HAQ's common stock issued in HAQ's IPO voting against the Merger Proposal and electing a cash conversion of their shares (the "CONVERSION RIGHT"); and

                  WHEREAS, the Buyer has entered into one or more agreements with certain current stockholders of HAQ (who owned such shares on the record date for the Special Meeting and intended to vote such shares against the Merger Proposal) to purchase not less than an aggregate of 1.2 million shares of such common stock (the "OPPOSING HAQ SHARES") and to obtain such stockholders' rights to vote on the proposals, including the Merger Proposal, being voted upon at the Special Meeting or to cause such stockholders to vote in favor of the merger; and

                  WHEREAS, the parties desire that the Merger be approved and consummated and anticipate that an aggregate of up to 2.8 million Opposing HAQ Shares, including those


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


being purchased by Buyer, may be purchased by other investors such as Buyer in private transactions; and

                  WHEREAS, each of the Sellers, acting individually and not as a group, wish to enter into this Agreement to provide Buyer with the option to purchase a portion of the Common Shares owned by each Seller as more particularly described herein.

                  NOW, THEREFORE, in consideration of $100.00 duly paid by or on behalf of Buyer to the Seller and in consideration of other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                  1.  OPTIONS TO PURCHASE.

                  (a) COMMON SHARE OPTION. During the period commencing on the date that the Common Shares are disbursed to the Sellers pursuant to Section 3 of the Escrow Agreement and ending at 5:00pm (New York time) on the one year anniversary of such date, the Buyer shall have the option (the "COMMON SHARE OPTION") to purchase from the Sellers an aggregate of 542,894 shares of the Sellers' Common Shares (the "COMMON SHARE OPTION NUMBER"), with an exercise price of $0.0001 per share, in such amounts of Common Shares set forth opposite each Sellers name on Schedule A hereto. Notwithstanding anything herein to the contrary, if Buyer purchases such number of shares that is less than the Opposing HAQ Shares, the Common Share Option Number shall be adjusted, pro rata among the Sellers; provided, however that, regardless of the number of Opposing HAQ Shares purchased by the New Investors, the Sellers shall not grant any options to purchase Common Shares to the New Investors in excess of 1,266,752 shares.

                  (b) CONDITIONS. This Agreement and the Common Share Option shall automatically terminate and become null and void if (i) HAQ does not receive the requisite stockholder approval to approve the Merger at the special meeting of HAQ stockholders scheduled for August 2, 2007 (the "SPECIAL MEETING") or (ii) Buyer does not fulfill its obligations set forth in Section 6 below.

                  (c) For purposes of this Agreement,

                      (i) "MERGER" shall mean the merger of PharmAthene with and into Merger Sub pursuant to the Merger Agreement.

                      (ii) "MERGER AGREEMENT" shall mean that certain Merger Agreement dated January 19, 2007, among HAQ, Merger Sub and PharmAthene.

                  2. ELECTION TO PURCHASE.

                  To make an election to exercise the Option pursuant to this Agreement, Buyer shall give written notice of such election (a "PURCHASE NOTICE") to the Sellers, which Purchase Notice shall specify (i) the number of options being exercised (the "APPLICABLE SHARE NUMBER") and (ii) the date of the closing of such purchase (a "CLOSING DATE"), which notice shall be delivered on or before 5p.m. (New York time) on the date on which such Option expires pursuant to the terms of Section 1(a) or 1(b), as applicable, and which Closing Date shall be no later than five (5) business days after the date of the delivery of such notice. On the Closing Date, at the offices of McCarter & English, 245 Park Avenue, 27th Floor, New York, NY, 10167-0001, the Sellers shall tender to the Buyer the applicable Common Shares with the necessary instruments of transfer in form reasonable acceptable to Buyer and the Buyer shall deliver payment of the applicable purchase price payable in cash, by certified check, official bank check or by wire transfer of immediately available funds. On the Closing Date, Sellers shall provide assurance that such Common Shares are transferred free and clear of all liens, restrictions, encumbrances and rights of third parties.

                  3. LIMITATIONS ON EXERCISES; BENEFICIAL OWNERSHIP. Sellers shall not effect the exercise of this Option, and the Buyer shall not have the right to exercise this Option, to the extent that after giving effect to such exercise, such person or entity ("PERSON") (together wit such Person's affiliates) would beneficially own in excess of 9.99% (the "MAXIMUM PERCENTAGE") of the shares of Common Stock of Healthcare (the "COMMON STOCK") outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares issuable upon exercise of this Option with respect to the determination of such amount of shares is being made, but shall exclude shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of this Option beneficially owned by such Person and its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of HAQ beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Option, in determining the number of outstanding shares of Common Stock, the Buyer may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-K, 10-KSB, Form 10-Q, 10-QSB, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by HAQ or (3) any other notice by HAQ or HAQ's transfer agent setting forth the number of shares of Common Stock outstanding. In any case, the number of shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of HAQ, by the Buyer and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Sellers, the Buyer may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Sellers.

                  4. REPRESENTATION AND COVENANTS OF SELLERS.

                  Such Seller, severally and not jointly, hereby represents, warrants and covenants to Buyer, as follows:

                  (a) DUE ORGANIZATION. Seller, if not an individual, has been duly organized, is validly existing and is in good standing, as applicable, under the laws of the jurisdiction of its organization.

                  (b) POWER; DUE AUTHORIZATION; BINDING AGREEMENT. Seller has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby by Seller, have been duly and validly authorized by all necessary action on the part of Seller, and no other proceedings on the part of Seller are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that enforceability may be subject to the effect of (a) any applicable bankruptcy, reorganization, receivership, conservatorship, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and to general principles of equity and, (b) any laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in law or equity.

                  (c) OWNERSHIP OF SECURITIES. On the date hereof, the Securities set forth opposite Seller's name on SCHEDULE A hereto are owned of record and beneficially by Seller. As of the date hereof, Seller has sole voting power and sole dispositive power with respect to all of such Securities owned by Seller. All of such Securities held by Seller are free and clear of all liens, pledges, charges or security interests of any kind or nature other than those under the Escrow Agreement. Upon exercise of the Options by Buyer, Seller shall transfer valid title to all of Seller's Securities to Buyer free from all liens, charges or security interests of any kind or nature except for (a) restrictions on transfer pursuant to state and/or federal securities laws and (b) liens and encumbrances created by Buyer.

                  (d) NO CONFLICTS. The execution and delivery of this Agreement by Seller does not, and the performance of the terms of this Agreement by Seller will not, (a) require Seller to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (other than the filings with the Securities and Exchange Commission set forth on SCHEDULE B hereto), (b) in the case of a Seller that is not an individual, conflict with or violate the organizational documents of Seller, (c) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Seller or its properties and assets, (d) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Seller or by which any property or asset of Seller is bound, or (e) violate any other agreement to which Seller is a party, including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy, voting trust, the Escrow Agreement or the Merger Agreement.

                  5. CERTAIN COVENANTS OF SELLERS.

                  (a) FURTHER ASSURANCES. Subject to the terms and conditions set forth in this Agreement each Seller will use his, her or its best efforts, as promptly as is practicable, to take or cause to be taken all actions, and to do or cause to be done all other things, as are necessary, proper or advisable and consistent with the terms and conditions of this Agreement, to consummate and make effective the transactions contemplated by this Agreement and to refrain from taking any actions that are contrary to, inconsistent with or against, or would frustrate the essential purposes of, the transactions contemplated by this Agreement. Each Seller agrees that any lock-up agreement or similar agreement entered into in connection with the Merger Agreement or otherwise will not conflict with the provisions of this Agreement.

                  (b) TRANSFER RESTRICTIONS. Each Seller hereby agrees that without the prior written consent of Buyer, Seller shall not (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment other disposition of, or limitation on the voting rights of, any of the Securities, including pursuant to the Merger Agreement, (b) grant any proxies or powers of attorney other than those that may arise pursuant to this Agreement, deposit any Securities into a voting trust or enter into a voting agreement with respect to any Securities other than those that may arise pursuant to this Agreement, (c) willfully or intentionally take any action that would cause any representation or warranty of each Seller contained herein to become untrue or incorrect or have the effect of preventing or disabling such Seller from performing its obligations under this Agreement, or (d) commit or agree to take any of the foregoing actions. Any transfer of the Securities not permitted hereby shall be null and void. Each Seller agrees that any such prohibited transfer may and should be enjoined. If any involuntary transfer of any of the Securities covered hereby shall occur (including, but not limited to, a sale by a Seller's trustee in bankruptcy, or a sale to a purchaser at any creditor's or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect. Each Seller agrees that he will cause the certificates representing the Securities subject to the Options to be conspicuously endorsed with a legend substantially as follows: "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION AGREEMENT DATED AS OF AUGUST __, 2007 AMONG THE HOLDER HEREOF AND RIVERVIEW GROUP LLC AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE ENCUMBERED EXCEPT AS PROVIDED THEREIN. A COPY OF SUCH AGREEMENT MAY BE OBTAINED FROM THE HOLDER HEREOF OR FROM RIVERVIEW GROUP LLC AT RIVERVIEW GROUP LLC'S ADDRESS."

                  (c) REGISTRATION RIGHTS. Each Seller represents and covenants that Buyer shall have the rights for the registration under the Securities Act of 1933, as amended, as granted to the Seller in accordance with the registration rights provided in that certain Registration Rights Agreement, dated as of August 3, 2005 among HAQ, the Sellers and certain other stockholders of HAQ.

                  6. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to the Sellers as follows.

                  (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Buyer is a duly organized and validly existing under the laws of the State of its organization. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement.

                  (b) AUTHORIZATION; BINDING OBLIGATIONS; GOVERNMENTAL CONSENTS.

                      (i) All limited liability company actions on the part of Buyer, its officers, directors and members necessary for the authorization of this Agreement and the performance of all obligations of Buyer hereunder have been taken prior to the date hereof. This Agreement is a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and (ii) general principles of equity that restrict the availability of equitable remedies.

                      (ii) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Buyer is required in connection with the consummation of the transactions contemplated by this Agreement.

                  7. CERTAIN COVENANTS OF BUYER.

                  (a) Buyer hereby agrees that, at the Special Meeting or any meeting of the stockholders of HAQ, however called, or any adjournment thereof, or in connection with any solicitation of votes of the stockholders of HAQ by written consent, Buyer shall be present (in person or by proxy) and vote (or cause to be voted), or execute a written consent in respect of, all of the Opposing HAQ Shares owned by it as of the date of such meeting which are entitled to vote at such meeting or solicitation in favor of the approval or re-approval of the Merger and the Merger Agreement and all other proposals where approval of such proposal is a condition to the Merger Agreement, and against any action or agreement that would prevent or materially delay the consummation of the Merger or any other transactions contemplated by this Agreement or the Merger Agreement, or that would be contrary to or inconsistent with, or result in a breach by the Seller of, or frustrate the essential purposes of this Agreement or the Merger Agreement. In the event that Buyer is not the owner of record as of the June 15, 2007, Buyer shall obtain due authorization from any person or entity from whom it has acquired Common Shares after June 15, 2007 (the "Record Date Seller") the right to vote such Common Shares, or , in the alternative, obtain a proxy card or other evidence from the Record Date Seller that the shares owned by the Record Date Seller have been voted in favor of the Merger and the Merger Agreement and all other proposal submitted by HAQ for vote of its stockholders as described in the definitive Proxy Statement dated as of July 13, 2007.

                  (b) Commencing upon the date hereof and ending on the date that the options may be exercised, Buyer shall not sell, transfer, pledge, assign or otherwise dispose of the HAQ shares of common stock underlying the options or the Options while the options are subject to the escrow agreement and while the options remain exercisable; provided, however, Buyer shall be entitled to transfer any Options to an affiliated entity.

                  8. AMENDMENTS. This Agreement may be amended from time to time by a written instrument executed and delivered by the parties.

                  9. REMEDIES. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the parties will have the right to injunctive relief, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement without the requirement to prove damages or post a bond. Nothing contained in this Agreement will be construed to confer upon any person who is not a signatory hereto or any successor or permitted assign of a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

                  10. BUYER SUBSTITUTION. Buyer shall have the right to substitute any one of its affiliates as the purchaser of the Securities that it has agreed to purchase hereunder, by written notice to the Sellers, which notice shall be signed by both the Buyer and such affiliate, shall contain such affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such affiliate of the accuracy with respect to it of the representation set forth in Section 5. Upon receipt of such notice, any reference to Buyer in this Agreement (other than in this Section 10), shall be deemed to refer to such affiliate in lieu of Buyer.

                  11. GENERAL PROVISIONS.

                  (a) NOTICES. Except as otherwise provided herein, any offer, acceptance, notice or communication required or permitted to be given pursuant to this Agreement shall be deemed to have been duly and sufficiently given for all purposes by a party if given by the party, or an officer, trustee, or other personal or legal representative of such party, or by any other person authorized to act for such party, if in writing and delivered personally to the party or to an officer, trustee or other personal or legal representative of the party, or any other person authorized to act for such party to whom such notice shall be directed, or sent by overnight delivery service, or certified or registered mail, postage and registration prepaid, return receipt requested, or by facsimile to such party's home or business address as reflected on the signature pages hereto or other address as such party may designate to each of the other parties hereto by a notice complying with the requirements of this
Section 11(a). Any such notice shall be deemed to have been given on the date on which the same was delivered in the case of personal delivery, post-marked in the case of certified or registered mail or overnight delivery service, or dated in the case of a facsimile.

                  (b) ASSIGNMENT. Other than as contemplated in Section 10, the parties hereto shall have no right to assign or transfer this Agreement or any of their respective rights hereunder.

                  (c) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, personal representative, estates, heirs and legatees of the parties hereto.

                  (d) MISCELLANEOUS. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement is intended to take effect as a sealed instrument and may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other state. Delivery of an executed signature page by facsimile or other


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


electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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


                  IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.


John Pappajohn                      /S/ JOHN PAPPAJOHN
                                    ------------------



Address:
         ----------------------------------------------------------


Matthew P. Kinley                   /S/ MATTHEW P. KINLEY
                                    ---------------------


Address:
         ----------------------------------------------------------


Derace L. Schaffer                  /S/ DERACE L. SCHAEFFER
                                    -----------------------


Address:
         ----------------------------------------------------------


Edward B. Berger                    /S/ EDWARD B. BERGER
                                    --------------------


Address:
         ----------------------------------------------------------


Wayne A. Schellhammer               /S/ WAYNE A. SCHELLHAMMER
                                    -------------------------


Address:
         ----------------------------------------------------------


Buyer:                              Riverview Group LLC


                                    By: Integrated Holdings Group LP
                                       -------------------------------------
                                    Manager


                                    By: /s/ Terry Feeney
                                       -------------------------------------
                                    Name:  Terry Feeney
                                    Title: Co-President


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


                                   SCHEDULE A

Seller                           Maximum Number of Shares

John Pappajohn                   213,249
Derace L. Shaffer                213,249
Matthew Kinley                   106,624
Edward B. Berger                   4,886
Wayne A. Schellhammer              4,886



























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


                                   SCHEDULE B

Seller                           Number of Shares Beneficially Owned

John Pappajohn                   982,000
Derace L. Shaffer                982,000
Matthew Kinley                   491,000
Edward B. Berger                  22,500
Wayne A. Schellhammer             22,500
Seller

John Pappajohn
Derace L. Shaffer
Matthew Kinley
Edward B. Berger
Wayne A. Schellhammer



























                                       11